Exhibit 99.2

Shareholder Question:

There is a lot of confusion about your trial on the message boards. Are the 300 patients actually in the trial and being treated or are they just being screened? Also, what information are you submitting for regulatory review?

Company Answer:

Yes, the 300 patients are actually enrolled and being treated in the trial.

Also, being in the trial means that the patients are not in the Information Arm, and not in the pseudo-progression arm, each of which are parallel with the trial but outside the trial.

The supposed “confusion” about our enrollment is, once again, certain bloggers and commentators trying to turn good news into bad news about NW Bio and its trial. People familiar with clinical trials are generally aware that screening of patient candidates for eligibility is different than recruitment or enrollment of patients for treatment.

Regarding the information we are submitting for regulatory review: companies do not normally discuss such information when they are in the middle of a regulatory process or dialog, and we do not plan to do so either. We will provide an update when the process is finished and there is something to report.